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                                                                   Exhibit 10.39

                               FIRST AMENDMENT OF
                             TENNECO AUTOMOTIVE INC.
                           KEY EXECUTIVE PENSION PLAN

     WHEREAS, Tenneco Automotive Inc. (the "Company") maintains the Tenneco Automotive Inc. Key Executive Pension Plan (the "Plan");

     WHEREAS, amendment of the Plan is now considered desirable;

     NOW, THEREFORE, pursuant to the authority reserved to the undersigned officer pursuant to Section 10 of the Plan, the Plan is hereby amended, effective as of November 27, 2001, in the following particulars:

     1. By substituting the following for Sections 3 and 4 of the Plan, respectively:

     "3.  Amount of Benefit

          Subject to the terms and conditions of the Plan, the annual retirement benefit payable under the Plan (the "Plan Benefit") to any Participant shall be an amount, expressed in the form of a single life annuity commencing at age 55, equal to the excess, if any, of (a) over (b) where:

          (a) is an amount equal to 4% of the Participant's Compensation (as defined below) times the Participant's Years of Service (as determined in accordance with the terms of the Tenneco Automotive Retirement Plan for Salaried Employees (the `Salaried Retirement Plan'); and

          (b) is the total amount (if any) that is payable under the Tenneco Retirement Plan (or any successor thereto), the Salaried Retirement Plan (or any successor thereto) and the Tenneco Automotive Inc. Supplemental Executive Retirement Plan, including any special supplemental benefit payable with respect to the Participant.

               For purposes of the Plan, the term `Compensation' with respect to any Participant means the average annual base salary and bonus paid to the Participant by the Company and its affiliates for the three year period (or, if less, his total period of employment with the Company and its affiliates) ending on the date on which his employment with the Company and its affiliates terminates for any reason (the `Termination Date'). Notwithstanding the foregoing provisions of this
          Section 3, (1) in no event shall the amount determined under paragraph
          (a) next above with respect to any Participant exceed 50% of the Participant's Compensation, and (2) in no event shall the amount determined under this Section 3 for any Participant at any date after November 27, 2001 be less than the amount determined hereunder immediately prior to November 27, 2001."


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     4.   Commencement and Payment of Plan Benefits

          Payment of a Participant's Plan Benefit shall commence as of the later of (a) the Participant's Termination Date, or (b) the date on which he attains age 55; provided, however that no benefit shall be paid hereunder earlier than the 60th day following the Participant's Termination Date unless otherwise determined by the Committee. If the Participant dies prior to the commencement of his Plan Benefit, his Surviving Spouse will be entitled to receive benefits in accordance with the provisions of Section 5.

          A Participant's Plan Benefit shall be paid in the form of a single life annuity or, at his election, any of the forms of payment permitted under the Salaried Plan. Notwithstanding the foregoing provisions of this
     Section 4, prior to the date as of which payment of a Participant's Plan Benefit commences, but, in no event more than 24 months after the Participant's Termination Date, the Participant may elect, with the approval of the Committee, to receive payment of his benefit in the form of a lump sum. If the Participant's benefit is to be payable in the form of a lump sum and the amount thereof cannot be determined by the date of payment, a preliminary lump sum payment shall be paid with the remainder to be paid, without interest, when the exact amount of the lump sum is determined. In addition, if the benefit payable under the Plan (expressed as a single life annuity commencing at age 65) would be less than $50 per month, the benefit will automatically be paid in a lump sum."

     2. By redesignating Sections 5 through 10 of the Plan as Sections 7 through 12 thereof, respectively; and by adding the following new Sections 5 and 6, respectively, to the Plan immediately after Section 4 thereof:

     "5.  Surviving Spouse Death Benefits

          If a Participant dies before the date as of which payment of his Plan Benefit is to commence under the Plan and there is an Eligible Spouse (as defined in the Salaried Retirement Plan), a `Surviving Spouse Death Benefit' shall be paid to his Eligible Spouse; provided, however, that payment of the Surviving Spouse Death Benefit shall not commence prior to the date on which the Participant would have attained age 55. The Surviving Spouse Death Benefit shall be paid to the Eligible Spouse at the same time and in the same form as the pre-retirement spouse's benefit under the Salaried Retirement Plan. The Surviving Spouse Death Benefit payable to an Eligible Spouse under the Plan shall be equal to 50% of the monthly benefit amount to which the Participant would have been entitled if:

          (a) he had commenced receipt of his Plan benefits as of the date on which he attained age 55;

          (b) his benefit was paid in the form of a Qualified Joint and Survivor Benefit (as defined in the Salaried Retirement Plan); and


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          (c) his benefit was based on his Years of Service and Compensation as of the actual date of his death (or, if earlier, his Termination
          Date).

          An Eligible Spouse may elect to receive payment of the Surviving Spouse Death Benefit in another form to the same extent and subject to the same terms and conditions as a Participant pursuant to Section 4.

     6.   Actuarial Equivalencies and Optional Forms

          Any optional form of benefit payable to any person under the Plan shall be the actuarial equivalent of the benefit otherwise payable to such person under the Plan. The interest rate and other actuarial assumptions set forth in the Salaried Retirement Plan shall be used for all benefit calculations under the Plan and for purposes of determining actuarial equivalencies of optional forms of benefits payable hereunder; provided, however, that any lump sum payments shall be calculated using the applicable interest rate (as defined in section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code of 1986, as amended (the `Code')) for the second calendar month preceding the first day of the calendar year during which benefit payments are to commence and the applicable mortality table (as defined in section 417(e)(3)(A)(ii)(I) of the Code)."

     Dated:  November 27, 2001          By: /s/ MARK P. FRISSORA
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